EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our auditor’s report dated March 4, 2014 relating to Pretium Resources Inc.’s consolidated financial statements as at December 31, 2013 and December 31, 2012 and for the years then ended, and to the effectiveness of internal control over financial reporting of Pretium Resources Inc. as at December 31, 2013, which appears in Pretium Resources Inc.'s Registration Statement on Form 40-F dated March 31, 2014.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

July 8, 2014

PricewaterhouseCoopers LLP, Chartered Accountants
PricewaterhouseCoopers Place, 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.